UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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(Amendment No. )

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RENT-A-CENTER, INC.
(Name of Registrant as Specified in Its Charter)

ENGAGED CAPITAL FLAGSHIP MASTER FUND, LP

ENGAGED CAPITAL CO-INVEST V, LP

ENGAGED CAPITAL CO-INVEST V-A, LP

ENGAGED CAPITAL FLAGSHIP FUND, LP

ENGAGED CAPITAL FLAGSHIP FUND, LTD.

ENGAGED CAPITAL, LLC

ENGAGED CAPITAL HOLDINGS, LLC

GLENN W. WELLING

JEFFREY J. BROWN

MITCHELL E. FADEL

CHRISTOPHER B. HETRICK

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Engaged Capital, LLC, together with the other participants named herein (collectively, “Engaged Capital”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of Engaged Capital’s slate of highly qualified director nominees to the Board of Directors of Rent-A-Center, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

Item 1: On May 2, 2017, Engaged Capital issued an Investor Presentation, which is attached as Exhibit 1.

Item 2: On May 2, 2017, Engaged Capital issued the following press release:

ENGAGED CAPITAL RELEASES PRESENTATION TO RENT-A-CENTER STOCKHOLDERS

•	Highlights RCII’s poor corporate governance as cause of underperformance.
•	Demonstrates the Board’s singular focus on a public market turnaround without exploring strategic alternatives is fraught with risk.
•	Encourages stockholders to vote the BLUE Engaged Capital proxy card today to elect Jeffrey J. Brown, Mitchell E. Fadel, and Christopher B. Hetrick and restore stockholder value.

Newport Beach, CA, May 2, 2017 /Business Wire/ - Engaged Capital, LLC (together with its affiliates, “Engaged Capital”), an investment firm specializing in enhancing the value of small and mid-cap North American equities with a 20.5% economic exposure to Rent-A-Center, Inc. (“RCII” or the “Company”) (NASDAQ:RCII), announced today that it has released a presentation to RCII stockholders highlighting RCII’s poor corporate governance which has resulted in significant stockholder value destruction. The presentation is available at http://www.engagedcapital.com/press/RCII-Presentation.pdf

In its presentation to stockholders, Engaged Capital outlines how it believes that RCII’s board of directors (the “Board”) has not represented the interests of stockholders due to its corporate governance flaws, which in addition to the over 20-year tenure of CEO, Chairman and Co-Founder Mark Speese, includes a classified Board structure and average director tenure exceeding ten years. Engaged Capital firmly believes there is an opportunity to significantly increase stockholder value, but change is needed.

“Under the current Board, Rent-A-Center has materially underperformed the market and its peers over the short, medium and long-term. It is time to replace the directors responsible for this abysmal performance and who have refused to evaluate all alternatives to create value for stockholders. We believe there is an opportunity to increase stockholder value by 50% to 100%. Our highly-qualified nominees, who are fully aligned with stockholders’ interests, have the experience and determination to evaluate all options and pursue the strategy that will drive the highest return for all stockholders. The time for change at Rent-A-Center is NOW!” said Glenn W. Welling, the Founder and Chief Investment Officer of Engaged Capital.

IT IS TIME TO HOLD THE RCII BOARD ACCOUNTABLE

VOTE THE BLUE ENGAGED CAPITAL PROXY CARD FOR ALL THREE ENGAGED CAPITAL NOMINEES TODAY

If you have any questions, or require assistance with your vote, please contact Saratoga Proxy Consulting LLC, toll- free at (888) 368-0379, call direct at (212) 257-1311 or email: info@saratogaproxy.com

About Engaged Capital:

Engaged Capital, LLC (“Engaged Capital”) was established in 2012 by a group of professionals with significant experience in activist investing in North America and was seeded by Grosvenor Capital Management, L.P., one of the oldest and largest global alternative investment managers. Engaged Capital is a limited liability company owned by its principals and formed to create long-term shareholder value by bringing an owner’s perspective to the managements and boards of undervalued public companies. Engaged Capital’s efforts and resources are dedicated to a single investment style, “Constructive Activism” with a focus on delivering superior, long-term, risk-adjusted returns for investors. Engaged Capital is based in Newport Beach, California.

SOURCE: Engaged Capital, LLC

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